EXHIBIT 10( ii )(i )

AIRCRAFT PURCHASE AGREEMENT

THIS AIRCRAFT PURCHASE AGREEMENT is dated as of March 17, 2009 (the “Effective Date”) among POMEROY IT SOLUTIONS SALES COMPANY, INC., a Delaware corporation and POMEROY SELECT INTEGRATION SOLUTIONS, INC., a Delaware corporation (each a “Seller” and collectively, the “Sellers”) and M.G.A. 546 Leasing Corp., a Delaware corporation (“Buyer”) (the “Agreement”).

RECITALS:

A.          Sellers are the owner of the Aircraft (as defined below);

B.           Sellers and Buyer desire to enter into an agreement for the sale of such Aircraft by Sellers to Buyer.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.            SALE OF AIRCRAFT.  Subject to the conditions and on the basis of the representations and warranties set forth in this Agreement, at the Closing (as defined below), each Seller agrees to sell, convey, transfer, assign and deliver to Buyer, and Buyer agrees to purchase and acquire from Sellers, for the Purchase Price (as defined below), all of Sellers’ right, title and interest in and to that certain 2006 RAYTHEON AIRCRAFT COMPANY HAWKER 850XP aircraft, bearing Serial Number 258753 and Registration Number N805M, together with all engines, avionics, documents (including the Aircraft Documents) and equipment thereto, as more particularly described on Exhibit “A” hereto, (collectively, the “ Aircraft ”).   Upon execution and delivery of this Agreement, Sellers shall provide notice to SunTrust Equipment Finance & Leasing Corp. (“SunTrust”) terminating the Aircraft Lease Agreement to which the Aircraft is subject and shall use commercially reasonable efforts to cause SunTrust to execute and deliver such documents and instruments and to take such further actions as are reasonably necessary to evidence such termination.

2.            INSPECTION & ACCEPTANCE

2.1           Seller shall make the Aircraft available to Buyer, beginning on or about March 18, 2009 at the Hawker Beechcraft Service Center at Tampa International Airport (TPA), Tampa, Florida (the “Inspection Facility”) to enable Buyer to determine that the Aircraft and all of its parts, components and systems comply with the requirements of this Agreement, in that with all systems, cabin, galley, avionics and components airworthy and functioning normally and within the parameters and tolerances specified by the manufacturer(s), and with all applicable FAA Airworthiness Directives and mandatory service bulletins complied with and current through the date of Closing.  The flat rate cost of the pre-purchase inspection (the “Pre-Purchase Inspection”), the scope of which shall be identified in Exhibit B, shall be at Buyer’s pre-paid expense, and shall commence upon arrival of the Aircraft at the Inspection Facility.  The Pre-Purchase Inspection shall be conducted in accordance with generally accepted industry standards. Buyer shall accept or reject the Aircraft within three (3) business days following its receipt of the Inspection Facility’s report of the discrepancies as a result of the Pre-Purchase Inspection.

(A)          If Buyer finds the Aircraft unacceptable, Buyer will notify Seller in writing that the Aircraft is unacceptable, withdraw the Deposit from Escrow, and this Agreement shall have no further force or effect.

(B)          If Buyer finds the Aircraft acceptable, Buyer will notify Seller in writing of its technical acceptance of the Aircraft in the form of Exhibit C, Aircraft Technical Acceptance Notification.   A copy of the executed Exhibit C shall be forwarded to the Escrow Agent to make the Deposit nonrefundable.   Buyer’s acceptance of the Aircraft shall include a list of airworthiness discrepancies which must be rectified and performed in order for the Aircraft to comply with the terms and conditions of this Agreement. Upon receipt of the executed Exhibit C Seller will at its expense cause the Inspection Facility to repair all airworthiness discrepancies (the “Discrepancies”) which render the Aircraft in non-compliance with the terms of this Agreement ; provided, however, that within three (3) business days following receipt of such list of airworthiness discrepancies, Seller may terminate this Agreement in which case, the Deposit shall be refunded to Buyer, Seller shall reimburse the Buyer the flat rate cost of the Inspection in the sum of US$20,450, and this Agreement shall have no further force or effect.

(C)          If Seller is not in receipt of the Aircraft Technical Acceptance Notification or written notice of rejection of the Aircraft within the allotted three (3) business days following completion of the Pre-Purchase Inspection, this Agreement shall become null and void and the Deposit shall be refunded to the Buyer.

2.2          Following Aircraft return-to-service, the Seller shall conduct a one-hour pre-closing test flight of the Aircraft (at Buyer’s expense for fuel), with not more than three of Buyer’s representatives aboard, to confirm that the Aircraft is in Delivery Condition (the “Test Flight”). Notwithstanding the presence of Buyer’s representatives, Seller and Seller’s pilots shall be in operational control of the Aircraft at all times prior to, during and immediately following such Test Flight.   If the Aircraft is not in substantially the same condition as at the time of the Pre-Purchase Inspection (other than correction or repair of any identified airworthiness discrepancies) , it will be returned to the Inspection Facility for further repairs at Seller’s expense followed by another Test Flight.

3.            DELIVERY

3.1          Delivery ..  Sellers shall cause, at Buyer’s sole cost and expense (for fuel and the hourly cost of the maintenance program), the delivery of the Aircraft to Charlotte Douglas International Airport (CLT) in South Carolina or another airport reasonably acceptable to Sellers (the “ Delivery ”) on or before 1:00 p.m. (Eastern Standard Time) on the later of April 30, 2009 or two (2) business days following successful completion of the Test Flight (the date of such Delivery, “ Closing Date ”).  Sellers covenant and agree that the Aircraft shall be delivered with (all of which shall constitute “Delivery Condition”):

(A)            a United States Certificate of Airworthiness;

(B)            all engines, avionics and equipment, and substantially and materially in that operating and physical condition, as existed at the expiration of the Inspection Period;

(C)            those original log books, records, maintenance manuals, and flight manuals of the Aircraft as existed at the time of the Inspection Period to the extent Sellers have such documents in their possession, including but not limited to all records relating or required to be maintained with respect to the Aircraft, all airframe, engine, interior and accessory logbooks, weight and balance manuals, equipment and system operating manuals, overhaul records, maintenance records (with complete FAA f or ms 8110-2, 8110-3, IFCA and STCs f or all installations) , maintenance contracts, airframe and Aircraft component warranties, engines warranties, avionics warranties, wiring diagrams, burn certificates, type certificate documents, drawings, data, and all issued FAA Form 337's, and any and all supporting technical documentation or other technical information in Seller’s possession or under its control which relate specifically to the Aircraft (e.g., any supplements to any of the foregoing and all "yellow tag" or comparable documents associated with the Aircraft or any part or component which requires original installation and/or life limitation traceability), all of which shall be true, correct, and complete (the “Aircraft Documents”);

(D)               with no title clouds, notations, liens and/or encumbrances, unless created by Buyer, which warranty of clear title shall survive Closing and Aircraft delivery;

(E)               with Honeywell’s MSP power by the hour engines and auxiliary power unit maintenance program in full force and effect, paid up and current through the date of delivery, and transferable to Buyer upon Buyer’s payment of the program’s administrative transfer fee; and

(F)               with the CAMP computerized maintenance program in full force and effect, paid up and current through the date of delivery, and transferable to Buyer upon Buyer’s payment of the program’s administrative transfer fee.

4.            PURCHASE PRICE; CLOSING

4.1          Purchase Price ..  For and in consideration of the sale of the Aircraft by Sellers to Buyer, Buyer shall pay to Sellers the aggregate amount of Eight Million Two Hundred Thousand and 00/100 United States Dollars ($8,200,000) (the “ Purchase Price ”).

4.2          Delivery of Purchase Price .  On the Closing Date, Buyer shall deliver the Purchase Price to the Escrow Agent’s (specified on Schedule 1) account.  Upon the execution hereof, Buyer shall pay to the account of the Escrow Agent, the amount of One Hundred Thousand and 00/100 United States Dollars ($100,000) (the “ Deposit ”) to be held and paid in accordance with the terms hereof.  All payments required to be made hereunder shall be made by wire transfer of immediately available funds to the applicable account.

4.3          Closing Deliverables ..  On or before the Closing Date:

(A)            Sellers shall deliver to Buyer, or Escrow Agent (i) a Lease Termination executed by Sellers and SunTrust and evidence of the termination of any international interest in favor of SunTrust, (ii) an FAA Bill of Sale duly executed by Sellers, (iii) such assignments as are reasonably necessary to transfer Sellers’ right and interest in the MSP service plan for the engines and the APU, in each case, if presently enrolled and (iv) Sellers’ administrator’s or Professional User Entity ’s consent for the purpose of registering Buyer’s contract of sale interest in the Aircraft’s airframe and engines, and (v) such other instruments and documents as are reasonably necessary and required by Buyer to complete the transactions contemplated hereby, including, without limitation, the execution of any and all documents required by any Governmental Authorities to facilitate the transfer of the Aircraft; and

(B)           Buyer shall deliver to Sellers or the Escrow Agent (i) an FAA Registration Application duly executed by Buyer or the Owner Trustee of a trust established by the Buyer, (ii) an Acceptance Certificate substantially in the form of Exhibit B and (iii) such other instruments and documents as are reasonably necessary and required by Sellers to complete the transactions contemplated hereby, including, without limitation, the execution of any and all documents required by any Governmental Authorities to facilitate the transfer of the Aircraft and evidence of the payment of, or exemption from the payment of, all amounts referred to in Sections 4.5(A) and 8.1.

4.4          On the Closing date, Buyer shall acknowledge receipt and delivery of the Aircraft and Seller and Buyer shall execute and deliver to each other a Delivery Receipt in the form attached hereto as Exhibit D, at which time Buyer and Seller shall ask the Escrow Agent to (i) transfer the Purchase Price, less Sellers’ share of the Escrow Agent’s fees, to Seller; (ii) date and file the Lease Termination, FAA Bill of Sale and any and all other documents necessary to convey good and marketable title to the Aircraft to Buyer free and clear of any and all liens and encumbrances, and (iii) register Buyer’s contract of sale interest in the Aircraft’s airframe and engines (collectively, the “Closing”).

4.5          Costs ..  Costs and expenses relating to the transactions contemplated by this Agreement shall be borne and paid as follows:

(A)           all transfer taxes, registration fees, use and excise taxes, import or export taxes, sales taxes, or any other similar taxes, if any, relating to the purchase and sale of the Aircraft shall be borne and paid for solely by Buyer;

(B)           all fees and expenses of Escrow Agent shall be borne and paid for fifty percent by Buyer and fifty percent by Sellers; and

(C)           except as otherwise specifically provided in this Agreement, Sellers and Buyer shall each bear their own costs and expenses arising out of the negotiation, preparation, execution, delivery and performance of this Agreement, including, without limitation, any filing fees and costs of any Governmental Authority or by the consummation of the transactions contemplated herein, including, without limitation, legal and accounting fees and expenses.

5.            SELLERS DISCLAIMER OF WARRANTY

EXCEPT AS EXPRESSLY SET FORTH HEREIN, BUYER ACKNOWLEDGES THAT IT IS PURCHASING THE AIRCRAFT IN AN “AS IS, WHERE IS” CONDITION AND SELLERS DO NOT MAKE, HAVE NOT MADE, NOR SHALL BE DEEMED TO MAKE OR HAVE MADE, ANY WARRANTY OR REPRESENTATION, EITHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, WITH RESPECT TO THE AIRCRAFT OR ANY COMPONENT THEREOF, OR ANY ENGINE, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY AS TO CONDITION, AIRWORTHINESS, DESIGN, COMPLIANCE WITH SPECIFICATIONS, QUALITY OF MATERIALS OR WORKMANSHIP, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, USE OR OPERATION, SAFETY, PATENT, TRADEMARK OR COPYRIGHT INFRINGEMENT.

6.            SELLERS’ REPRESENTATION AND WARRANTIES

6.1          Sellers’ Representation and Warranties .  Each Seller hereby represents and warrants to Buyer as of the Effective Date and as of the Closing Date that as to itself:

(A)            it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power and authority to execute and deliver, and perform its obligations under, this Agreement;

(B)           this Agreement and the transactions contemplated hereby have been duly authorized by all necessary actions and this Agreement constitutes its valid and binding obligation, enforceable in accordance with its terms;

(C)            its execution and delivery of, and performance of its obligations under, this Agreement shall not (i) conflict with the Articles of Incorporation or by-laws of such Seller, (ii) violate any Applicable Law, or (iii) either alone or with the giving of notice or the passage of time, result in a material breath of, or constitute a material default under, any of its material agreement, arrangement or commitment;

(D)            it has not received actual notice of any action, suit, proceeding or claim affecting the Aircraft, or affecting it and relating to or arising out of the ownership, operation or use of the Aircraft, nor to its actual knowledge, has any such action, suit, proceeding or claim been threatened or asserted; and

(E)            as of the Closing Date, its interest in the Aircraft shall be conveyed by it to Buyer free and clear of any liens, claims, encumbrances, pledges, mortgages and security interests created by or arising through Sellers’ acts or omissions, which representation and warranty will survive Closing and Aircraft delivery.

7.            BUYER’S REPRESENTATIONS AND WARRANTIES.  Buyer hereby represents and warrants to each Seller as of the Effective Date and as of the Closing Date that:

(A)           Buyer is a  corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power and authority to execute and deliver, and perform its obligations under, this Agreement;

(B)           this Agreement and the transactions contemplated hereby have been duly authorized by all necessary actions of Buyer and this Agreement constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms;

(C)           Buyer’s execution and delivery of, and performance of its obligations under, this Agreement shall not (i) conflict with the Articles of Organization or the Operating Agreement of Buyer, (ii) violate any Applicable Law, or (iii) either alone or with the giving of notice or the passage of time, result in a material breath of, or constitute a material default under, any material agreement, arrangement or commitment of Buyer;

(D)           the Buyer is being given adequate access and opportunity to inspect, analyze and evaluate the Aircraft, all documents, records and reports relating thereto (the “Aircraft Documents”) and adequate access to conduct the Inspection and to conduct other investigations that the Buyer has deemed necessary, and the Buyer will close the transactions contemplated by this Agreement based on such Inspection, analysis, evaluation and investigations and not in reliance (in whole or in part) on any representation, warranty or covenant by the Sellers, express or implied, that is not specifically set forth in this Agreement;

(E)            in conjunction with its attorneys and advisors, the Buyer has made its own independent evaluation of each aspect of the transactions contemplated by this Agreement and the Aircraft, the Aircraft Documents, and the Inspection including without limitation: (1) the existence of, title to, liens and encumbrances on, physical condition of and the value of the Aircraft, and (2) the compliance of the Aircraft with laws, ordinances, governmental rules and regulations, and obligations owed to and conditions in favor of third-parties; and

(F)            On the Closing Date, BUYER WILL TAKE AND ACCEPT THE AIRCRAFT “AS IS” AND “WHERE IS,” WITHOUT RECOURSE TO OR WARRANTY BY SELLERS, except the warranty of clear title, which will survive Closing and Aircraft delivery.

8.            TAXES

8.1          Buyer shall be responsible for any sales, use or similar transfer taxes (including all penalties, interest or other charges thereon) assessed on the sale or delivery of the Aircraft by Sellers to Buyer or on Buyer’s ownership or use of the Aircraft after the Closing.  In the event applicable law requires a seller of an aircraft to collect any such taxes from a buyer of an aircraft, Buyer shall either timely remit to Sellers such taxes or provide to Sellers a certificate of exemption incompliance with applicable law evidencing Buyer’s exemption from such taxes.  If any such sales, use, or similar tax is assessed against or imposed upon Sellers, Sellers shall promptly notify Buyer.  Sellers shall permit Buyer, at its sole cost and expense, to contest such tax and shall make reasonable efforts to cooperate with Buyer to exercise such contest rights, provided Buyer fully indemnifies Sellers from any and all loss or expense as a result of Buyer’s contest.

9.            TERMINATION

9.1          This Agreement may be terminated only as follows: (i) by written agreement of Buyer and Sellers at any time before the Closing Date; (ii) by Buyer, pursuant to Section 2.1(A), or if the conditions specified in Section 3.1 and/or Section 4.3(A) have not been waived by Buyer or satisfied by the final date specified in Section 3.1 for the Closing Date or by Seller pursuant to Section 2.1(B) ; (iii) by Sellers, if the conditions specified in Section 4.3(B) have not been waived or satisfied by the final date specified in Section 3.1 for the Closing Date; (iv) by either party, if the other party refuses to close the transactions on the Closing Date or otherwise materially breaches its obligations under this Agreement or (v) by either party if a Casualty Event (as defined below) occurs.  As used herein, Casualty Event shall mean any of the following events with respect to the Aircraft:  (A) loss of the Aircraft or the use thereof due to theft, disappearance, destruction, damage beyond economic repair or rendition of such Aircraft permanently unfit for use for any reason whatsoever, (B) any damage to the Aircraft, or (C) the condemnation, confiscation, appropriation or seizure of, or requisition of title to the Aircraft or the use of the Aircraft by or on the authority of any governmental authority or purported governmental authority.

9.2          If this Agreement is terminated by either or both parties pursuant to Section 2.1 or clauses (i), (ii) or (v) of Section 9.1, then the Deposit, plus any interest accrued thereon, shall be returned to Buyer within one (1) business day, and neither party shall have any further obligations under this Agreement to the other.  If Buyer is not then in default (other than a default that arises as a result of or in connection with a preceding default by Sellers) and this Agreement is terminated by Buyer pursuant to clause (iv) of Section 9.1, then the Deposit, plus any interest accrued thereon, shall be returned to Buyer within one (1) business day, without prejudice to Buyer’s right to pursue any other available remedy.  If Sellers are not then in default (other than a default that arises as a result of or in connection with a preceding default by Buyer) and this Agreement is terminated by Sellers pursuant to clause (iii) or (iv) of Section 9.1, then the Deposit, plus any interest accrued thereon, shall be retained by Sellers as liquidated damages but not as a penalty, which shall be Sellers’ sole and exclusive remedy for Buyer’s breach of this Agreement.  Buyer and Sellers agree that the damages that would be suffered if Buyer defaults in its obligation to close the transactions as provided under this Agreement would be extremely difficult and impractical to ascertain, and that the Deposit represents the parties’ reasonable estimate of the amount of the damages that Sellers would suffer by reason of such a default.

10.          INDEMNIFICATION

10.1        Sellers’ Indemnification of Buyer .

(A)           Buyer’s Claim ..  Subject to the terms and conditions of this Article 10, for a period of six (6) months from and after the Closing, each Seller  hereby agrees to indemnify, defend and hold harmless Buyer and its Affiliates (as defined below), officers, directors, managers, agents, representatives, contractors, subcontractors or employees (collectively, “ Buyer Indemnitees ”), from, against, for and in respect of any and all claims, losses, expenses, obligations, liabilities, liens, demands, charges, litigation and judgments, including, without limitation, court costs and reasonable attorneys’ fees (a “ Claim ”), arising directly or indirectly from:

(i)            such Seller’s fraudulent or grossly negligent inaccuracy in any representation or warranty of such Seller contained in or made pursuant to this Agreement, or the breach by such Seller of any covenant or agreement made in or pursuant to this Agreement;

(ii)           pursuant to the terms of Section 4.4 hereof, such Seller’s failure to pay  those costs to be borne by such Seller; and

(iii)         pursuant to the terms of Section 11.8 hereof, such Seller’s failure to pay the brokers’ or agents’ fees that are the responsibility of such Seller.

(B)           Defense of a Claim ..  Buyer shall notify the applicable Seller of any Claim and such Seller may and, upon Buyer’s request, shall, at such Seller’s sole cost and expense, defend such Claim, or cause the same to be defended by counsel designated by such Seller and reasonably approved by Buyer.

(C)           Limitation on Sellers’ Indemnification Obligations .  Each Seller’s obligations pursuant to the provisions of this Section 10.1 are limited by, and Buyer Indemnitees shall not be entitled to recover under this Section 10.1:

(i)            if a Claim has not been asserted by notice, specifying the details of the alleged cause of such Claim, and delivered to the applicable Seller on or prior to the date six (6) months after the Closing Date;

(ii)          with respect to a fraudulent or grossly negligent inaccuracy in any representation or warranty of such Seller contained herein, if at or before the Closing Date, Buyer Indemnitees had actual knowledge thereof; or

(iii)         to the extent the subject matter of the Claim is covered by insurance.

10.2        Buyer’s Indemnification of Sellers .

(A)           Seller’s Claim ..  Subject to the terms and conditions of this Article 10, for a period of six (6) months from and after the Closing, Buyer hereby agrees to indemnify, defend and hold harmless each Seller and its Affiliates, officers, directors, managers, agents, representatives, contractors, subcontractors or employees (collectively “ Seller Indemnitees ”) from, against, for and in respect of any and all Claims arising directly or indirectly from:

(i)            Buyer’s fraudulent or grossly negligent inaccuracy in any representation or warranty of Buyer contained in or made pursuant to this Agreement, or the breach by Buyer of any covenant or agreement made in or pursuant to this Agreement;

(ii)           pursuant to the terms of Sections 4.4 and 8.1 hereof, Buyer’s failure to pay those costs to be borne by Buyer; and

(iii)         pursuant to the terms of Section 11.8 hereof, Buyer’s failure to pay those brokers’ or agents’ fees, if any, that are the responsibility of Buyer.

(B)           Defense of a Claim ..  Each applicable Seller shall notify Buyer of any Claim and Buyer may and, upon such Seller’s request, shall, at Buyer’s sole cost and expense, defend such Claim, or cause the same to be defended by counsel designated by Buyer and reasonably approved by such Seller.

(C)           Limitation on Buyer’s Indemnification Obligations .  Buyer’s obligations pursuant to the provisions of this Section 10.2 are limited by, and Buyer Indemnitees shall not be entitled to recover under Section 10.1:

(i)            if a Claim has not been asserted by notice, specifying the details of the alleged cause of such Claim, and delivered to Buyer on or prior to the date six (6) months after the Closing Date;

(ii)          with respect to a fraudulent or grossly negligent inaccuracy in any representation or warranty of Buyer contained herein, if at or before the Closing Date the applicable Seller Indemnitees had actual knowledge thereof; or

(iii)         to the extent the subject matter of the Claim is covered by insurance.

(D)            At all times after the Closing Date, Buyer hereby agrees to indemnify, defend and hold harmless each Seller Indemnitee from, against, for and in respect of any and all Claims arising directly or indirectly from the care, control, use, operation maintenance, ownership or registration of the Aircraft, unless such Seller Indemnitee’s liability or prospective liability is alleged to have arisen from an act or omission of any Seller Indemnitee.

10.3        Limitation of Liability .  IN NO EVENT WILL ANY PARTY OR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, AGENTS, REPRESENTATIVES, CONTRACTORS, SUBCONTRACTORS, OR EMPLOYEES HAVE ANY LIABILITY TO THE OTHER PARTY FOR LOSSES WHICH ARE INCIDENTAL, SPECIAL, CONSEQUENTIAL, INDIRECT OR PUNITIVE.  NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY TO THE EXTENT THAT SUCH OTHER PARTY HAS RECEIVED, OR IS ENTITLED TO RECEIVE, PAYMENT FOR SUCH A CLAIM FROM ANOTHER SOURCE, AND ANY PAYMENT OBLIGATION PAYABLE BY A PARTY SHALL BE NET OF INSURANCE PROCEEDS AVAILABLE TO THE OTHER PARTY.

11.          MISCELLANEOUS PROVISIONS

11.1        Notice .

(A)           All notices and communications required or permitted under this Agreement must be in writing and will be deemed to have been sufficiently given or made on actual receipt during normal business hours (or if received other than during normal business hours, on the beginning of the next business day) by the intended recipient (regardless of the manner of delivery, including without limitation, by telecopier, delivery service, mail or hand delivery); provided however, that a notice or other communication sent by U.S. mail will be deemed to have been received on the third business day following the depositing thereof in the U.S. mails, first class postage prepaid and addressed to the intended recipient at the address set forth in this Section 11.1(B) ..

(B)            Notice and communications required or permitted pursuant under this Agreement will be delivered at the following addresses:

If to the Buyer:

To:	M.G.A. 546 Leasing Corp.
c/o Aviation Legal Group, P.A.
5525 NW 15 th Avenue, Suite 200
Fort Lauderdale, FL 33309
Attention: Scott C. Burgess
Telephone: 954-763-5565
Fax: 954-763-8488

If to the Sellers:

To:	1020 Petersburg Road
Hebron, KY 41048
Attention: Ms. Kristi P. Nelson, General Counsel
Telephone: (859) 586-0600
Fax: (859) 285-3475

The Sellers and the Buyer may change their respective addresses set forth in Section 11.1(B) , by a written notice of such change to the other that is delivered at least 10 days prior to the effective date of such change.

11.2        Time ..  Time is of the essence hereof.

11.3        Agreement Negotiated ..  The parties are sophisticated and have been represented or had the opportunity to be represented in connection with the negotiation and performance of this Agreement.  Consequently, the parties do not believe that any presumptions relating to the interpretation of contracts against the drafter of any particular clause should be applied in this case and, therefore, waive their effects.

11.4        Entire Agreement ..  This Agreement contains the entire understanding and agreement between the Sellers and the Buyer and supersedes all prior understandings, agreements, warranties, representations and communications between the Sellers and the Buyer with respect to the subject matter hereof.

11.5        Amendments ..  This Agreement can be amended only by a writing signed by the Sellers and the Buyer.

11.6        Assignments ..  The Buyer may not assign this Agreement or any right hereunder without Sellers’ consent.

11.7        Third-Party Beneficiaries .  This Agreement is for the sole benefit of the Sellers and the Buyer and their successors and permitted assigns.  Neither this Agreement nor the transactions contemplated by this Agreement or any agreement, instrument or document created, signed or delivered pursuant hereto will create in any other person any right, benefit or interest with respect to the Aircraft, the Aircraft Documents or any amount payable pursuant thereto, or otherwise.

11.8        Brokerage Commission ..  Buyer and each Seller shall promptly pay any finder’s fees, commissions or other similar fees arising out of any contract or other arrangement entered into by Buyer or such Seller in respect of the Aircraft.  Each Seller will be responsible for its Pro-Rata Share of any amounts due from Sellers in respect of any such finder’s fees, commissions or other fees

11.9                       Waiver ..  The failure of any party to enforce any of its rights hereunder or at law shall not be deemed a waiver or a continuing waiver of any of its rights or remedies against the other party, unless such failure or waiver is in writing.

11.10                     Counterparts ..  This Agreement may be executed in several counterparts that together shall be originals and constitute one and the same instrument.  This Agreement may be executed by facsimile or other electronic transmission with the same effect as an original signature.  Each of Buyer and Sellers shall promptly exchange originally executed counterparts of this Agreement upon execution thereof.

11.11                     Construction ..  This Agreement will be construed without reference as to who prepared it.

11.12                     Confidentiality ..  Each party shall keep the financial terms of this Agreement confidential, provided that it may disclose this Agreement if required to do so:

(A)            for the purpose of legal proceedings, administrative or regulatory requirements or as otherwise required by law;

(B)            to effect any registrations, filings or recordations required by or pursuant to this Agreement;

(C)            for the purpose of disclosure to its auditors or to its legal or other professional advisers; or

(D)            for performance of its obligations under this Agreement.

11.13                     Controlling Law ..  THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OKLAHOMA WITHOUT REFERENCE TO THE CONFLICTS OF LAW PROVISIONS THEREOF.

11.14                     Consent to Jurisdiction; Waiver Of Jury Trial .  Any judicial proceeding brought arising out of or resulting from this Agreement shall be brought exclusively in any court of competent jurisdiction in Oklahoma and, by execution and delivery of this Agreement, each Seller and Buyer (a) accepts, generally and unconditionally, the exclusive jurisdiction of such courts and any related appellate court and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement and (b) irrevocably waives any objection it may now or hereafter have as to the venue of any such proceeding brought in such a court or that such a court is an inconvenient forum.  EACH SELLER AND BUYER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY CLAIM RELATED TO OR ARISING OUT OF THIS AGREEMENT.

11.15                     Binding Effect ..  This Agreement will be binding on the Sellers and the Buyer and will inure to the benefit of their successors and permitted assigns.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written by their respective officers or agents thereunto duly authorized.

POMEROY IT SOLUTIONS SALES COMPANY, INC.
POMEROY SELECT INTEGRATION SOLUTIONS, INC.

By: /s/ Christopher C. Froman
Name: Christopher C. Froman
Title: President

M.G.A. 546 LEASING CORP.

By: /s/ Jessica Schwieterman
Name: Jessica Schwieterman
Title: President

The Escrow Agent is signing this Agreement only to evidence its consent to the escrow instructions described herein.

Escrow Agent:
INTERNATIONAL TITLE & ESCROW

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